Exhibit 99.1

IMMEDIATE RELEASE	December 8, 2008
CONTACTS:
Brent Larson,	Lee Stern,
Vice President / CFO	The Trout Group
614 822.2330	646.378.2922
NEOPROBE ACHIEVES FINAL MILESTONE IN $13 MILLION FINANCING WITH POSITIVE
PHASE 3 BREAST CANCER AND MELANOMA RESULTS
Lymphoseek Clinical Progress and Results Triggers Closing on $3 Million in Convertible Preferred Stock
DUBLIN, OHIO — December 8, 2008 — Neoprobe Corporation (OTCBB:NEOP — News), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, today announced that it has completed a $3 million convertible preferred stock and warrant investment by Platinum-Montaur Life Sciences, LLC (Montaur). The investment closed following the achievement of favorable initial Phase 3 Lymphoseek® results in patients with breast cancer or melanoma. To date, the results show a concordance rate in excess of 96% for lymph nodes identified with Lymphoseek and patent blue dyes. Neoprobe received the third funding of $3 million in exchange for convertible preferred stock and warrants to purchase common stock of Neoprobe. The third funding brings Montaur’s total investment in Neoprobe to $13 million.
Michael M. Goldberg, M.D., Montaur’s healthcare portfolio manager, said, “We are very pleased with the progress that Neoprobe is making. We have seen the raw data in the open label Phase 3 study and believe the results suggest that Lymphoseek is well positioned to successfully meet the regulatory requirements for approval. Neoprobe stands out in this difficult financing environment, in that it is well positioned with adequate financial resources to advance its lead product to commercialization. The Company has an excellent partner for this product and a robust pipeline with the recent progress with their RIGS® product.”
“The completion of the third funding by Montaur enables us to continue the development of Lymphoseek and validates our business strategy,” said David Bupp, Neoprobe’s President and CEO. “The commercialization of Lymphoseek, in concert with the dominant radiopharmaceutical distributor in the U.S., creates a commercial opportunity for Neoprobe in excess of $250 million annually. In addition, the recent receipt of very positive scientific advice from the centralized European regulatory authority on RIGScan® CR has provided us with a clear pathway for the commercialization of a second drug with an annual market potential in excess of $2 billion. The achievement of positive Phase 3 results for Lymphoseek and the affirmation of the development plan for RIGS coupled with the continuing commercial success of our gamma device products portend an auspicious future for Neoprobe and its shareholders.”
Lymphoseek is a proprietary radioactive tracing agent being developed for use in connection with gamma detection devices in a surgical procedure known as Intraoperative Lymphatic Mapping (ILM). A Phase 3 multi-center clinical trial for Lymphoseek in patients with breast cancer or melanoma is underway and a protocol for a second Phase 3 clinical study to evaluate the efficacy of Lymphoseek as a sentinel lymph node tracing agent in patients with head and neck squamous cell carcinoma has been submitted to the U.S. Food and Drug Administration and the European Medicines Agency.
The preferred shares are fully convertible at the option of Montaur into shares of Neoprobe common stock at a conversion price of $0.50 per share. In addition, Neoprobe issued Montaur warrants to purchase 6,000,000 shares of Neoprobe common stock at an exercise price of $0.58 per share. WBB Securities LLC acted as the sole placement agent in the transaction with Montaur.
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NEOPROBE CORPORATION
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About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neoprobe® GDS line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix® line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions.www.neoprobe.com
Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.